ASSISTANT SECRETARY'S CERTIFICATE

I, Teresa M.R. Hamlin, Assistant Secretary of the NT Alpha Strategies Fund (the “Trust”), hereby certify that the following votes have been adopted, first by the Trustees who are not “interested persons” of the Trust as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”) voting separately and then by the entire Board voting as a whole, at a meeting duly called and held on August 22, 2007, at which a quorum was present and acting throughout:

RESOLVED, that the Board of Trustees has determined that the fidelity bond (the “Fidelity Bond”) in the form and amount provided at this meeting, satisfies the coverage requirements of Rule 17g-1(d) under the 1940 Act and is in the best interests of the Trust; and further

RESOLVED, that the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust, or the Investment Manager, shall review the Fidelity Bond at least annually in order to ascertain whether or not such policy continues to satisfy the coverage requirements of Rule 17g-1(d) under the 1940 Act and continues to be in the best interests of the Trust; and further

RESOLVED, that in accordance with Rule 17g-1(h) under the 1940 Act, the Secretary and any Assistant Secretary of the Trust are hereby designated as the officers of this Trust who are authorized and directed to make the filings with the SEC and give the notices required by Rule 17g-1(g); and further

RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed at all times to take all actions necessary to assure compliance with these resolutions and said Rule 17g-1.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 27th day of December 2007.

/s/ Teresa M.R. Hamlin
Teresa M.R. Hamlin
Assistant Secretary